Exhibit 99.1
JOINT FILING AGREEMENT
This Joint Filing Agreement, dated as of 14 February 2024, is by and among Tybourne Capital Management (HK) Limited, Tybourne Strategic Opportunities GP II Limited, Tybourne Capital Management Limited, Tybourne Kesari Limited and Viswanathan Krishnan (collectively, the "Filers").
Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock of Forte Biosciences, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

TYBOURNE CAPITAL MANAGEMENT (HK) LIMITED

By: /s/ Catherine Cheung
Catherine Cheung, Chief Operating Officer

TYBOURNE STRATEGIC OPPORTUNITIES GP II LIMITED

By: /s/ Viswanathan Krishnan
Viswanathan Krishnan, Director

TYBOURNE CAPITAL MANAGEMENT LIMITED

By: Tybourne Kesari Limited, its Parent

By: /s/ Viswanathan Krishnan
Viswanathan Krishnan, Principal

TYBOURNE KESARI LIMITED

By: /s/ Viswanathan Krishnan
Viswanathan Krishnan, Principal

VISWANATHAN KRISHNAN

/s/ Viswanathan Krishnan
Viswanathan Krishnan, Individually